As filed with the Securities and Exchange Commission on January 27, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CUSHMAN & WAKEFIELD plc

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	98-1193584
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

125 Old Broad Street

London, United Kingdom, EC2N 1AR

Telephone: +44 20 3296 3000

(Address including zip code, telephone number, including area code, of Registrant’s Principal Executive Offices)

AMENDED & RESTATED CUSHMAN & WAKEFIELD PLC 2018 OMNIBUS MANAGEMENT SHARE AND CASH INCENTIVE PLAN

(Full Title of the Plan)

Brett Soloway

Cushman & Wakefield

225 West Wacker Drive

Chicago, Illinois 60606

Telephone: (312) 470-1800

(Name, address including zip code, telephone number, including area code, of agent for service)

copies to:

Robert M. Hayward

Kevin M. Frank

Sarah Gabriel

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Ordinary shares, $0.10 nominal value	13,300,000 (3)	$20.69	$275,177,000.00	$25,508.91

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares, nominal value $0.10 per share (the “Ordinary Shares”) of Cushman & Wakefield plc (the “Registrant”) that become issuable under the Amended & Restated Cushman & Wakefield plc 2018 Omnibus Management Share and Cash Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.

(2)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Ordinary Shares of the Registrant as reported on the New York Stock Exchange on January 26, 2022, which was $20.69.

(3)

Represents Ordinary Shares of the Registrant issuable under the Plan, which are being registered herein and consist of Ordinary Shares reserved and available for delivery with respect to awards under the Plan and Ordinary Shares that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.

EXPLANATORY NOTE

On May 6, 2021, the shareholders of Cushman & Wakefield plc (the “Registrant”) approved the Amended & Restated Cushman and Wakefield plc 2018 Omnibus Management Share and Cash Incentive Plan (the “Plan”), which became effective as of that same date. This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 13,300,000 ordinary shares, nominal value $0.10 per share (the “Ordinary Shares”) of the Registrant, which have been authorized and reserved for issuance under the Plan and includes Ordinary Shares that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. In accordance with General Instruction E to Form S-8, the registration statement on Form S-8 relating to the Plan and previously filed with the Securities and Exchange Commission (the “Commission”) on August 16, 2018 (File No. 333-226875), is incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which previously have been filed by the Registrant with the Commission, are incorporated herein by reference and made a part hereof:

1.

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February  26, 2021, which incorporates by reference certain portions of the Registrant’s Definitive Proxy Statement for the Registrant’s 2021 Annual General Meeting of Shareholders filed on April 7, 2021;

2.

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the Commission on May  7, 2021, August  6, 2021 and November 5, 2021, respectively;

3.

The Registrant’s Current Reports on Form 8-K filed on January 5, 2021, March  5, 2021, March  24, 2021, May  7, 2021, June  7, 2021, June  16, 2021, August  9, 2021, August  18, 2021, October  1, 2021, October  20, 2021, October  29, 2021, November  15, 2021, November  17, 2021, December  6, 2021 and January 4, 2022 (excluding any portions of such reports that were “furnished” rather than “filed”); and

4.	The description of the Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38611), filed with the Commission on July 30, 2018.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit Number	Description

4.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 7, 2021)

4.2	Amended & Restated Cushman & Wakefield plc 2018 Omnibus Management Share and Cash Incentive Plan, effective May 6, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 7, 2021)

5.1	Opinion of Kirkland & Ellis International LLP

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Kirkland & Ellis International LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 27, 2022.

CUSHMAN & WAKEFIELD plc

By:	/s/ John Forrester
Name:	John Forrester
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of Cushman & Wakefield plc whose signature appears below constitutes and appoints John Forrester, Neil Johnston and Brett Soloway, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ John Forrester John Forrester	Chief Executive Officer and Director (Principal Executive Officer and Authorized Representative in the United States)	January 27, 2022

/s/ Neil Johnston Neil Johnston	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 27, 2022

/s/ Len Texter Len Texter	Senior Vice President and Global Controller (Principal Accounting Officer)	January 27, 2022

/s/ Angelique Brunner Angelique Brunner	Director	January 27, 2022

/s/ Jonathan Coslet Jonathan Coslet	Director	January 27, 2022

/s/ Timothy Dattels Timothy Dattels	Director	January 27, 2022

/s/ Richard McGinn Richard McGinn	Director	January 27, 2022

/s/ Jodie W. McLean Jodie W. McLean	Director	January 27, 2022

/s/ Anthony Miller Anthony Miller	Director	January 27, 2022

/s/ Lincoln Pan Lincoln Pan	Director	January 27, 2022

/s/ Angela Sun Angela Sun	Director	January 27, 2022

/s/ Brett White Brett White	Executive Chairman	January 27, 2022

/s/ Billie Williamson Billie Williamson	Director	January 27, 2022